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                                COMPENSATION AGREEMENT

         THIS COMPENSATION AGREEMENT (this "Agreement") is made and entered into as of the 30th day of September, 1996, by and between Magellan Health Services, Inc., a Delaware corporation ("Magellan"), and Henry T. Harbin, M.D., a resident of the State of Maryland ("Executive").

                                     WITNESSETH:

         WHEREAS, Green Spring Health Services, Inc. ("Green Spring"), a Delaware corporation and majority-owned subsidiary of Magellan, is engaged in the business of providing managed behavioral health care services, including managed alcohol and other substance abuse services and employee assistance plan services, including case or care management, administrative services, utilization review, certification or pre-admission or pre-treatment certification, assessment and referral, triage, staff clinical services, provider network services and preferred provider organization services;

         WHEREAS, Executive is currently serving as the President and Chief Executive Officer of Green Spring;

         WHEREAS, Green Spring and Executive are parties to that certain Employment Agreement, effective February 28, 1996 (the "Employment Agreement"), and that certain letter agreement, dated November 9, 1993, as amended by letter agreement dated September 19, 1994 (as amended, the "Letter Agreement"), providing Executive with certain termination and retirement benefits in addition to those set forth in the Employment Agreement; and

         WHEREAS, Magellan desires to provide Executive with certain compensation and termination benefits in addition to those set forth in the Employment Agreement and the Letter Agreement, on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the receipt and sufficiency of which hereby are acknowledged, Magellan and Executive agree as follows:

                                      ARTICLE I
                                    CONTRACT BONUS

    SECTION 1.1 CONTRACT BONUS. In consideration of Executive's service as the President and Chief Executive Officer of Green Spring throughout the period commencing on December 13, 1995 and ending on December 13, 1999 (the "Contract Bonus Period"), Magellan shall pay to Executive a bonus in the amount determined in accordance with Section 1.2 hereof (the "Contract Bonus"). Unless Executive's right to receive the Contract Bonus is terminated in accordance with
Section 1.4 hereof, Executive's right to receive one-half of the Contract Bonus shall accrue on December 13, 1998 (the "First Accrual Date") and

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Executive's right to receive the remaining one-half of the Contract Bonus shall accrue upon expiration of the Contract Bonus Period (the "Second Accrual Date").

    SECTION 1.2 BONUS AMOUNT. The aggregate Contract Bonus payable hereunder shall be in an amount equal to (a) Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) MINUS (b) the "Excluded Amount" determined in accordance with Section 1.3 hereof. The Contract Bonus shall be paid in immediately available funds in two installments payable on or prior to the fifth business day following the First Accrual Date and the Second Accrual Date (each, an "Accrual Date"), as follows:

    (i) the amount of the Contract Bonus payable following the First Accrual Date shall be equal to One Million One Hundred Twenty-Five Thousand Dollars ($1,125,000) less the Excluded Amount calculated as of the First Accrual Date; and

    (ii) the amount of the Contract Bonus payable following the Second Accrual Date shall be equal to Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) less the greater of (A) One Million One Hundred Twenty-Five Thousand Dollars ($1,125,000) and (B) the Excluded Amount calculated as of the Second Accrual Date.

    SECTION 1.3 EXCLUDED AMOUNT. For purposes of this Agreement, the Excluded Amount shall mean the aggregate value (without duplication) of all cash and non-cash compensation paid or payable to or on behalf of Executive by Magellan, Green Spring or any of their respective affiliates during or in respect of Executive's services as an employee of Magellan or any subsidiary thereof, including Green Spring, during the Contract Bonus Period, whether payable pursuant to the Employment Agreement, the Letter Agreement or otherwise (the "Excluded Amount"), except that the Excluded Amount shall not include (a) Executive's current base salary of Two Hundred Eighty-Five Thousand Dollars ($285,000) per annum to the extent paid or payable in respect of Executive's services as an employee of Magellan or any subsidiary thereof, including Green Spring, during the Contract Bonus Period and (b) amounts payable to Executive for service prior to the Contract Bonus Period, including amounts payable pursuant to the Green Spring Long Term Compensation Plan relating to the termination of such plan in connection with the equity investment by Magellan in Green Spring in December 1995. Without limiting the generality of the foregoing, the Excluded Amount shall include (i) all cash compensation such as increases in current base salary, cash bonus, car allowance and reimbursement, deferred cash compensation, 401k match, incentive bonus match, cash accumulation account contribution and other cash incentive compensation and (ii) the value of all non-cash compensation such as incentive stock options, restricted stock, stock appreciation rights, cash value buildup of insurance policies and other non-cash compensation. For purposes of calculating the Excluded Amount as of the Second Accrual Date, the Excluded Amount shall also include any portion of the Contract Bonus payable following the First Accrual Date. With respect to the options to purchase One Hundred Thousand (100,000) shares of Magellan common stock


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currently held by Executive and any future stock options granted to Executive during the Contract Bonus Period, the value of such options for purposes of the Excluded Amount shall be calculated as follows:

    (A) the value of options that have not been exercised as of such Accrual Date ("Unexercised Options") shall be equal to the aggregate number of Unexercised Options multiplied by the arithmetic average of the closing prices of the common stock for which such options are exercisable (on the American Stock Exchange or other stock exchange or market on which such common stock is then traded) for the ten trading days preceding such Accrual Date MINUS the aggregate exercise price payable in connection with the exercise of such options; and

    (B) the value of options that have been exercised as of such Accrual Date ("Exercised Options") shall be equal to the greater of (1) the sum of
         (a) the closing prices of the common stock for which such options were exercisable on the date of each such exercise multiplied by (b) the number of options exercised in connection with such exercise MINUS the aggregate exercise price payable in connection with such exercises or
         (2) the value that would have been ascribed to such Exercised Options if no exercise of such options had occurred as of such Accrual Date and such options had been valued as Unexercised Options in accordance with clause (A) of this Section 1.3.

The Excluded Amount shall not include any value relating to unvested stock options to the extent that such options will not vest in the ordinary course on or prior to the end of the Contract Bonus Period.

    In the event, on the Second Accrual Date, that compensation (or an estimate thereof) is included in the Excluded Amount on the basis that such compensation is in respect of Executive's services during the Contract Bonus Period but is payable thereafter and Executive does not receive such compensation or receives compensation in an amount different than the estimated amount used to calculate the Excluded Amount, Magellan shall promptly reimburse Executive, or Executive shall promptly reimburse Magellan, as appropriate, in an amount equal to the difference between the amount of compensation included in the Excluded Amount and the amount actually paid to Executive. The adjustment set forth in the preceding sentence shall not apply with respect to the value of any Exercised Options or Unexercised Options included within the Excluded Amount.

    SECTION 1.4 TERMINATION OR RESIGNATION. (a) In the event that (i) Executive resigns from his position as President and Chief Executive Officer of Green Spring other than following a Change of Control (as hereinafter defined) or (ii) is terminated from such position for any of the reasons set forth in Subsection (b) of this Section 1.4 at any time prior to the Second Accrual Date, this Agreement, including Executive's right to receive any unpaid


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installments of the Contract Bonus, shall terminate effective upon such resignation or termination.

    (b) This Agreement, including Executive's right to receive any unpaid installments of the Contract Bonus, shall terminate pursuant to Subsection (a) of this Section 1.4 if at any time prior to the Second Accrual Date, Executive is terminated by Green Spring for any of the following reasons:

    (i) pursuant to paragraph 5 of the Employment Agreement (or if the Employment Agreement has expired or been terminated or superseded, upon a termination for any of the reasons set forth in paragraph 5 of the Employment Agreement);

    (ii) for breaching any material term of this Agreement or the Employment Agreement;

   (iii) for committing any material act or acts of dishonesty relating to Executive's employment that result, or are intended to result, in material direct or indirect personal gain or enrichment at the expense of Magellan or its affiliates;

    (iv) for engaging in any illegal or other wrongful conduct that is substantially detrimental or substantially damaging to the reputation, business, or operations of Magellan, Green Spring or their respective subsidiaries; or

    (v) for refusing, failing or neglecting to perform his duties under the Employment Agreement in a manner that is substantially detrimental or substantially damaging to the reputation, business or operations of Magellan, Green Spring or their respective subsidiaries;

provided, however, that in the case of clauses (ii), (iii) and (v), no such termination shall be effective unless (A) Green Spring or Magellan shall have given Executive 30 days' prior written notice of any noncomplying conduct or deficiency in performance by Executive that, if not discontinued or corrected, could lead to Executive's termination under this Section 1.4(b) in order that Executive shall have had an opportunity to cure such noncomplying conduct or deficiency in performance and (B) Executive shall not have cured such noncomplying conduct or deficiency in performance during such 30 day period.

    (c) In the event that (i) Executive is terminated by Green Spring for any reason other than as set forth in Subsection(b) of this Section 1.4 at any time prior to the expiration of the Contract Bonus Period, or (ii) Executive resigns following a Change of Control, Executive shall be entitled to receive each installment of the Contract Bonus at the same time and in the same manner as if Executive's employment had continued through the expiration of the Contract Bonus Period; provided, however, that all termination or severance payments payable to Executive in connection with such termination or resignation shall be included in the calculation of the Excluded Amount pursuant to Section 1.3 hereof.


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    (d)  As used in this Agreement, a "Change of Control" shall be deemed to have occurred upon any of the following events: (i) the acquisition after the date hereof in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) by any person or entity (other than Executive or Edwin M. Crawford) or any group of persons or entities (other than Executive or Edwin M. Crawford) who constitute a group (within the meaning of Section 13(d)(3) of the Exchange Act) of any securities of Magellan such that as a result of such acquisition such person or entity or group beneficially owns (within the meaning of Rule 13d-3(a)(1) under the Exchange Act) more than 50% of Magellan's then outstanding voting securities entitled to vote on a regular basis for a majority of the Board of Directors of Magellan; or (ii) the sale of all or substantially all of the assets of Magellan (including, without limitation, by way of merger, consolidation, or transfer) in a transaction (except for a sale-leaseback or similar transaction) where Magellan or the holders of common stock of Magellan do not receive (A) voting securities representing a majority of the voting power entitled to vote on a regular basis for the Board of Directors of the acquiring entity or of an affiliate which controls the acquiring entity, or (B) securities representing a majority of the equity interests in the acquiring entity or of an affiliate that controls the acquiring entity, if other than a corporation; provided, that if Executive becomes entitled to any payments (whether hereunder or otherwise) by reason of an event described in Internal Revenue Code Section 280G(b)(2)(A)(i) (a "Parachute Event") that would constitute "parachute payments" (as defined in Internal Revenue Code Section 280G(b)(G)(2)(A)) if paid, then Executive's entitlement to such payments shall be reduced by such amount as will cause none of such payments to constitute parachute payments if, and only if, the net amount received by Executive by reason of the Parachute Event, after imposition of all applicable taxes (including taxes under Internal Revenue Code Section
4099), would be greater after such reduction than if such reduction were not made. For purposes of this Agreement, a Change Of Control shall not be deemed to have occurred upon a sale or transfer of all or substantially all of the business of Charter Behavioral Health Systems, Inc.

                                      ARTICLE II
                                    MISCELLANEOUS

    SECTION 2.1 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

    SECTION 2.2 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to a contract executed and performed in such state without reference to the choice of law principles of such state.

    SECTION 2.3 ENTIRE AGREEMENT. This Agreement, the Employment Agreement and the Letter Agreement contain the entire agreement between the parties with respect to the


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subject matter of this Agreement and such agreements supersede all prior drafts of such agreements, all prior and contemporaneous agreements, representations, negotiations, discussions, correspondence and communications between Magellan, Green Spring and Executive.

    SECTION 2.4 NOTICES. All notices under this Agreement shall be sufficiently given for all purposes under this Agreement if in writing (a) when delivered personally; (b) five days after mailing in the United States Postal Service; (c) one day after sending by documented overnight delivery service; or
(d) when receipt is confirmed, by telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below.

    IF TO MAGELLAN:

         Magellan Health Services, Inc.
         Suite 1400
         3414 Peachtree Road, N.E.
         Atlanta, Georgia  30326
         Attention:  Cherie M. Fuzzell, Esq.
         Telecopier: (404) 814-5795

    IF TO EXECUTIVE:

         Henry T. Harbin, M.D.
         2002 Sulgrave Avenue
         Baltimore, Maryland  21209
         Telecopier: (410) 740-2686

or to such other address and to the attention of such other person as Magellan or Executive may designate by written notice in accordance with this Section 2.4.

    SECTION 2.5 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of Magellan and its successors and assigns. Magellan shall be entitled to assign its rights and obligations under this Agreement to Green Spring or to any purchaser of Magellan's entire equity interest in Green Spring. The rights and obligations of Executive under this Agreement are personal to Executive and shall not be assignable or transferrable in any manner or subject to alienation, sale, pledge, encumbrance or other legal process or in any manner subject to the debts or liabilities of Executive, whether by operation of law or otherwise, except by operation of the laws of descent and distribution upon Executive's death after an Accrual Date but prior to payment of the Contract Bonus payable to Executive, if any, relating to such Accrual Date. If Executive shall, or shall attempt to, transfer, assign, alienate, sell, pledge or otherwise encumber any of his benefits hereunder or if by reason of bankruptcy or any other event, the benefits of Executive hereunder would devolve upon any other person or entity, Magellan, in its discretion, may terminate Executive's right to receive


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the Contract Bonus to the extent necessary or advisable to prevent or limit the effects of such occurrence.

    SECTION 2.6 HEADINGS; DEFINITIONS. The section and article headings contained in this Agreement are inserted for convenience and reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained in this Agreement mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined in this Agreement are equally applicable to both the singular and plural forms of such terms.

    SECTION 2.7 AMENDMENTS AND WAIVERS. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party to this Agreement may, only by an instrument in writing, waive compliance by the other party to this Agreement with any term or provision of this Agreement. The waiver by any parties to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

    SECTION 2.8 SEVERABILITY OF PROVISIONS. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party.

    IN WITNESS WHEREOF, Executive and Magellan, by a duly authorized officer, have executed this Compensation Agreement as of this 30th day of September, 1996.


                             MAGELLAN HEALTH SERVICES, INC.



                             By: /s/ E. Mac Crawford
                                 -----------------------------------
                                    E. MAC CRAWFORD
                                    Chairman, President and Chief
                                    Executive Officer

                                 /s/ Henry T. Harbin, M.D.
                                 -----------------------------------
                                    HENRY T. HARBIN, M.D.


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